Exhibits 5.1 and 23.1

		New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

November 10, 2009

Re:	Opinion of Davis Polk & Wardwell LLP

MSCI Inc.
88 Pine St.
New York, NY  10005

Ladies and Gentlemen:

We have acted as counsel for MSCI Inc., a Delaware company (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-159311) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on May 18, 2009 pursuant to the Securities Act of 1933, as amended (the “Securities Act”) for the purpose of registering 3,795,000 shares of its class A common stock, par value $0.01 per share, including 495,000 shares subject to the Underwriter’s option to purchase additional shares (the “Common Stock”).

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that when the shares of Common Stock are issued and delivered in accordance with the Underwriting Agreement dated November 5, 2009 made by and between the Company and Morgan Stanley & Co. Incorporated, such shares of Common Stock will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Validity of the Securities” in the prospectus, which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

MSCI Inc.	2	November 10, 2009

This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours, /s/ Davis Polk & Wardwell LLP